Exhibit 99

Dear Shareholder:

Enterprise Bancorp, Inc. reported net income for the nine months ended September 30, 2005 of $6.085 million compared to $5.503 million for the same period in 2004, an increase of 11%. Diluted earnings per share were $1.59 for the nine months ended September 30, 2005 compared to $1.45 for same period in 2004, an increase of 10%.

Net income for the third quarter ended September 30, 2005 amounted to $2.253 million compared to $2.044 million for the same three-month period in 2004, an increase of 10%. Diluted earnings per share were $0.58 for the third quarter compared to $0.53 for third quarter 2004, an increase of 9%.  The increase in net income over the prior year-to-date period was due primarily to the increase in net interest income and a reduction in the provision for loan losses, partially offset by increases in non-interest expenses and a decline in non-interest income.  The increase for the current quarter over the prior year period was due primarily to the increases in both net interest income and non-interest income, partially offset by an increase in non-interest expenses.

Net interest income posted growth of 19% and 17%, over the respective 2004 year-to-date and third quarter periods, resulting primarily from the growth in the loan portfolio and, to a lesser degree, to the increase in net interest margin due to the increases in market interest rates, particularly the prime lending rate, beginning in the second half of 2004. The provision for loan losses was $835 thousand for the nine months of 2005, compared to $1.350 million for the 2004 period.  Net recoveries for the nine months of 2005 were $1 thousand, compared to net charge-offs of $592 thousand in the nine months of 2004.  The provision for loan losses was $360 thousand for the three months ended September 30, 2005, compared to $300 thousand for the same period in 2004.  The company recorded net recoveries of $7 thousand in the current third quarter compared to net recoveries of $30 thousand in the same quarter of 2004.  The provision for loan losses reflects management’s assessment of the adequacy of the allowance for loan losses to support the estimated credit risk inherent in the loan portfolio, including the level of charge-offs, portfolio composition and growth during the period.  The increases in non-interest expense over the prior year reflect the company’s ongoing growth and strategic initiatives, including the 2004 branch expansion into the new markets of Andover, MA and Salem, NH, and the opening of our second Tewksbury, MA branch in July 2005, as well as increases in professional costs associated with the financial reporting requirements of the Sarbanes-Oxley Act.

Non-interest income declined for the current nine-month period compared to the same period last year, due primarily to the higher level of net gains realized on the sales of investment securities in the first quarter of 2004, and a reduction in deposit-servicing fee income in 2005, partially offset by increases in miscellaneous other income. The reduction in deposit-servicing fee income was due primarily to the higher earnings credit rates paid on business checking accounts, which offset the service charges assessed.  Non-interest income increased for the current quarter compared to the same three-month period in the prior year, primarily due to increases in miscellaneous other income.  The increase in this category for both the quarter and year-to-date periods was due primarily to the sale of a merchant credit card services portfolio, and income related to bank-owned life insurance.

In addition to the results of operations reported above, the company continued its steady growth.  Total assets amounted to $912.8 million at September 30, 2005, an increase of 11% over September 30, 2004.  Total loans increased 21% over the prior year, to $665.6 million at September 30, 2005.  Deposits totaled $811.6 million, an increase of 10%, compared to September 30, 2004 levels.  Total assets under management increased 7% since September 30, 2004, and amounted to $1.350 billion at September 30, 2005.

Growth as discussed above creates opportunities for the bank to continually strengthen our management structure.  Michelle Boe recently joined the bank as Vice President, Internal Audit Director.  A resident of North Andover, MA, Michelle brings seventeen years experience in internal audit, corporate governance and risk and control management.  Louis Beaulieu of Lowell, MA was named SVP/Investment Management and Trust Director.  Louis’ twenty-five year career includes experience in brokerage, investment management and the fiduciary business. Louis has a successful record of managing the growth of financial assets for individuals, businesses and institutional market segments. Throughout 2005, numerous enhancements have been put into place for investment clients, including client reporting and performance measurement systems, and internet access.  Our success in attracting new client relationships reflects, in part, the growing acceptance of our “manager of managers” investment strategies.  In addition, our brokerage services division reported one of its strongest quarters for new business growth in the past five years.

Enterprise Bankers’ ongoing effort to help create strong vibrant communities was evident during the third quarter.  Employees joined with The American Red Cross to raise $9,857 to assist the victims of Hurricane Katrina; Vice President Sandi Wilson of our Billerica office was recognized by Community Teamwork Inc. as a recipient of a “Local Heroes Award” at their annual banquet on October 26.  Sandi was honored for her outstanding leadership and civic involvement; Juan Gomez of the business development department received recognition for his leadership efforts on behalf of the Latino community in the Merrimack Valley and North Central regions at a banquet in Washington, D.C., hosted by the President of the Dominican Republic; Enterprise Director Carole Cowan, Ph.D. was honored for her fifteen years of service to Middlesex Community College at ceremonies held on October 14 in Lowell.  The largest community college in the Commonwealth, Middlesex serves over 11,000 students.

To date, 2005 has been a year of solid growth and opportunity for our bank.  However, we keep a cautious eye on economic indicators, including rising energy costs and interest rates, and the business ramifications of Hurricane Katrina.  Enterprise Bank remains strong and vibrant.  Our reputation, our aggressive business development efforts in our markets, and our unwavering commitment to independence help ensure our future success.

Sincerely,

/s/ George L. Duncan	/s/ Richard W. Main	/s/ John P. Clancy, Jr.
George L. Duncan	Richard W. Main	John P. Clancy, Jr.
Chairman/CEO	President/Chief Lending Officer	Executive Vice President
Chief Operating Officer

Enterprise Bancorp, Inc. and Subsidiaries

STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004

INTEREST AND DIVIDEND INCOME
Loans	$10,627	$8,391	$29,171	$23,576
Investment securities	1,714	1,830	5,360	5,311
Total short-term investments	41	147	213	232

Total interest and dividend income	12,382	10,368	34,744	29,119

INTEREST EXPENSE
Deposits	2,135	1,681	5,714	4,657
Repurchase agreements	34	11	70	37
Federal Home Loan Bank borrowings	87	13	242	81
Junior subordinated debentures	294	294	883	883

Total interest expense	2,550	1,999	6,909	5,658

NET INTEREST INCOME	9,832	8,369	27,835	23,461

Provision for loan losses	360	300	835	1,350

Net interest income after provision for loan losses	9,472	8,069	27,000	22,111

Non-interest income	1,726	1,508	4,566	4,636
Net gains/(losses) on sales of investment securities	22	(2)	227	638
Operating expenses	(7,685)	(6,373)	(22,261)	(18,746)

Income before income taxes	3,535	3,202	9,532	8,639

Income tax expense	1,282	1,158	3,447	3,136

NET INCOME	$2,253	$2,044	$6,085	$5,503

EARNINGS PER SHARE
Basic earnings per share	$0.60	$0.56	$1.64	$1.51

Diluted earnings per share	$0.58	$0.53	$1.59	$1.45

Dividend per common share (1)	$—	$—	$0.48	$0.43

Basic weighted average common shares outstanding	3,757,867	3,676,922	3,718,856	3,636,209

Diluted weighted average common shares outstanding	3,865,708	3,824,270	3,837,978	3,797,848

(1)          Annual dividends are generally declared in the second quarter of each fiscal year.

Enterprise Bancorp, Inc. and Subsidiaries

BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	September 30, 2005	December 31, 2004	September 30, 2004

ASSETS
Cash and due from banks	$42,067	$25,180	$27,902
Total short-term investments	12,536	40,290	39,170
Investment securities	171,182	187,601	187,955

Loans	665,570	570,459	551,955
Allowance for loan losses	(11,759)	(10,923)	(10,744)
Net loans	653,811	559,536	541,211

Premises and equipment	11,761	11,914	11,645
Intangible assets	6,298	6,397	6,430
Other assets	15,143	17,253	11,713

TOTAL ASSETS	$912,798	$848,171	$826,026

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$811,614	$768,644	$740,423
Repurchase agreements	671	1,718	2,605
Federal Home Loan Bank borrowings	15,951	1,933	6,932
Junior subordinated debentures	10,825	10,825	10,825
Other liabilities	7,776	3,367	5,405
Total liabilities	846,837	786,487	766,190

Stockholders’ equity	65,554	60,043	57,770
Net unrealized appreciation on investment securities, net of taxes	407	1,641	2,066
Total stockholders’ equity	65,961	61,684	59,836
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$912,798	$848,171	$826,026

Investment assets under management	$407,069	$363,250	$405,953

Loans serviced for others	$29,795	$35,067	$33,619

TOTAL ASSETS UNDER MANAGEMENT	$1,349,662	$1,246,488	$1,265,598